Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

I, HUI Kwok Fai hereby consent to the use in the Form 1-A/A Regulation A Offering Circular under the Securities Act of 1933 of my Independent Auditor’s Report dated April 30, 2026 relating to the balance sheet of 3DX industries Inc. as of October 31, 2025 and 2024 and for the years then ended, and the related statements of income and comprehensive income, stockholders’ equity, and cash flows, and the related notes to the financial statements for its Regulation A offering.

HUI Kwok Fai
Hong Kong
June 23, 2026